UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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APROPOS TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

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Apropos Technology, Inc.
One Tower Lane
28th Floor
Oakbrook Terrace, IL 60181

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
To Be Held
June 8, 2005

Dear Apropos Shareholder:

The Annual Meeting of Shareholders of Apropos Technology, Inc. (the “Company”) will be held on June 8, 2005, at 10:00 a.m., Central Standard Time, at the Company’s headquarters at One Tower Lane, 28th Floor, Oakbrook Terrace, Illinois 60181 for the following purposes:

1.     To elect one Class I Director;

2.     To elect three Class II Directors;

3.     To elect one Class III Director; and

4.     To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on April 22, 2005 will be entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope.

By Order of the Board of Directors,

DONALD A. DELOACH Chairman of the Board

Oakbrook Terrace, IL
April 29, 2005

Apropos Technology, Inc.
One Tower Lane
28th Floor
Oakbrook Terrace, IL 60181

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held
June 8, 2005

This Proxy Statement is being sent to shareholders of Apropos Technology, Inc. (the “Company”) on or about April 29, 2005, in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held on June 8, 2005. Only shareholders of record at the close of business on April 22, 2005, are entitled to notice of and to vote at the meeting. Directors, officers and other employees of the Company may make additional solicitations in person or by telephone or e-mail or otherwise. Expenses incurred in the solicitation of proxies will be borne by the Company. If the accompanying form of proxy is executed and returned in time, the shares represented thereby will be voted, but the proxy may be revoked at any time prior to its exercise by execution of a later dated proxy or by voting in person at the annual meeting.

As of April 22, 2005, the Company had outstanding 17,871,916 Common Shares (the “Common Shares”) and such shares are the only shares entitled to vote at the annual meeting. Each holder of Common Shares is entitled to one vote per share on all matters to come before the meeting. For purposes of the meeting, a quorum means a majority of the outstanding shares. In determining whether a quorum exists, all shares represented in person or by proxy will be counted.

It is intended that the named proxies will vote in favor of the election of directors of the nominees listed below, except as otherwise indicated on the proxy form. If any nominee should become unavailable for election as a director (which is not contemplated), the proxies will have discretionary authority to vote for a substitute. In the absence of a specific direction from the shareholders, proxies will be voted for the election of all named director nominees. Shares represented by proxies marked “abstain” or to deny discretionary authority on any matter will be treated as shares present and entitled to vote. Broker non-votes will not affect the determination of the outcome of the vote on the election of directors.

The Board of Directors knows of no other matter which may come up for action at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named in the proxy will vote in accordance with their judgment upon such matter.

Election of Directors

At the Annual Meeting, one director is to be elected to hold office as a Class I Director until the annual meeting of shareholders in 2007, three directors are to be elected to hold office as Class II directors until the annual meeting of shareholders in 2008,  and one director is to be elected to hold office as a Class III director until the annual meeting of shareholders in 2006 or until their successors are duly elected and qualified. Messrs. Capelli, Webb and Kratky have been appointed to the Board since the last election of directors. These directors were initially recommended to the Nominating Committee by other non-management directors.

Directors are elected at the annual meeting by a majority of the votes cast represented in person or represented by proxy and entitled to vote. Shareholders do not have the right to cumulate their votes in the election of directors. Withholding authority to vote for a director nominee will in effect count as a vote against the director nominee. Unless otherwise indicated on the proxy form, it is intended that the proxies will be voted for the nominees listed below. It is expected that these nominees will serve, but, if for any unforeseen cause any such nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies unless otherwise indicated on the proxy form.

The By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between six and nine, as the Board of Directors determines from time to time. The size of the Board is currently set at seven members. The Board is divided into three classes, with one class being elected each year for a three-year term. Three directors were appointed to fill vacancies, and, as such, are required to stand for election to serve the balance of the term of their class.

The following information has been furnished by the respective nominees and continuing directors:

Name	Age	Principal occupation	Year first elected director
Nominee to be elected to serve as a Class I Director until 2007
Steven M. Capelli	47	Senior Vice President and General Manager of North American Operations at Sybase, a provider of Enterprise and Mobile Software Solutions for information management, development and data integration, since 1998.	2005
Class I Director whose term expires in 2007
Kenneth D. Barwick	57	Founder and Partner of Greyhare Partners, a senior level executive strategy consulting firm since February 2002. Chairman and CEO of RedCelsius, Inc., an enterprise application software and tools company, from September 2000 to March 2002. Head of Business Development at Deloitte Consulting Inc. from September 1999 to September 2000.	2002

Nominees to be elected to serve as a Class II Directors until 2008
David N. Campbell	63	Managing Director of Innovation Advisors, Inc., an investment banking firm, since November 2001. Chairman and CEO of Xpedior Inc., an e-solutions company, from September 1999 to November 2000.(1) President of BBN/GTE Technology Organization, a technology solutions company, from July 1995 to September 1999. Director of Tektronix, Inc., a global high technology company, Gibraltar Industries, Inc., a metal processing manufacturing company and MRO Software, Inc., a global provider of strategic asset management solutions.	2002
Keith L. Crandell	44	Senior principal of ARCH Venture Partners, a venture capital firm, and various venture capital funds associated with ARCH, since July 1994.	1996
Stephen E. Webb	56	Former Chief Financial Officer for HealtheTech, Inc., a medical device company from July 2002 to December 2003. Senior Vice President and Chief Financial Officer for New Era of Networks, Inc., an enterprise software company, from December 1996 to April 2001.	2004
Nominee to be elected to serve as a Class III Director until 2006
John M. Kratky III	46	Managing Member of Kratky Management, LLC, since 1996. Kratky Management, LLC is the general partner of Valor Capital Management, L.P.	2005
Class III Director whose term expires in 2006
Donald A. DeLoach	44	Chief Executive Officer and President of Aleri Group Inc., a vector-based information engine software provider since April 2002. President and CEO of YOUcentric, a provider of customer relationship software, from July 1999 to November 2001.	2003

(1)   PSINet, Inc. acquired control of Xpedior Inc. in June 2000. In November 2000, Mr. Campbell resigned as Chairman and CEO of Xpedior Inc. Both PSINet, Inc. and Xpedior Inc. filed for bankruptcy protection in 2001.

CORPORATE GOVERNANCE

•  The Board of Directors has determined that Messrs. Barwick, Campbell, Capelli, Crandall, DeLoach, Kratky and Webb satisfy the independence requirements of the Nasdaq National Market.

•  The Executive Committee, the members of which are David N. Campbell, Keith L. Crandell and Donald A. DeLoach, has the authority of the Board of Directors to manage the Company’s business, subject to the restrictions of Illinois law.

•  The Audit Committee, the members of which are Stephen E. Webb (Chairman), Steven M. Capelli and Donald A. DeLoach, oversees the retention, performance and compensation of the Company’s independent public accountants, and the oversight of the Company’s internal accounting and financial reporting systems. Each of the members of the Audit Committee satisfies the independence requirements of the Nasdaq National Market. Mr. Webb qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (the “SEC”) and satisfies the financial sophistication requirements of the Nasdaq National Market. The Company’s Audit Committee Charter is available on the Company’s website at www.apropos.com or free of charge upon written request to Apropos Technology, Inc., One Tower Lane, 28th Floor, Oakbrook Terrace, Illinois 60181, Attention: Secretary.

•  The Compensation Committee, the members of which are Keith L. Crandell (Chairman), Kenneth D. Barwick and John M. Kratky, III reviews and approves the compensation of the Company’s executive officers, including payment of salaries, bonuses and incentive compensation, determines the Company’s compensation policies and programs and administers the Company’s stock option and stock purchase plans. All of the members of the Compensation Committee are independent as defined in the Nasdaq listing standards. The Company’s Compensation Committee Charter is available on the Company’s website at www.apropos.com or free of charge upon written request to Apropos Technology, One Tower Lane, 28th Floor, Oakbrook Terrace, Illinois 60181, Attention: Secretary.

•  The Nominating Committee, the members of which are Keith L. Crandell and Donald A. DeLoach, is responsible for identifying and nominating individuals to become members of the Board of Directors. All the members of the nominating committee are independent as defined in the Nasdaq listing standards. The Company’s Nominating Committee Charter is available on the Company’s website at www.apropos.com or free of charge upon written request to Apropos Technology, One Tower Lane, 28th Floor, Oakbrook Terrace, Illinois 60181, Attention: Secretary.

Director Nominations

The Nominating Committee will consider nomination recommendations from shareholders, which should be addressed to the Company’s Corporate Secretary at the Company’s principal executive offices. In order for a shareholder to nominate a candidate for director, under the Company’s By-laws, timely notice of the nomination must be given in writing to the Secretary of the Corporation. Notice of a nomination must include your name, address and number of shares you own; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws, as well as whether the individual can understand basic financial statements and the candidate’s other board memberships (if any). You must submit the nominee’s consent to be elected and to serve. The Nominating Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

As provided in its Charter, the Nominating Committee will follow procedures that the committee deems reasonable and appropriate in the identification of candidates for election to the board and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members and by shareholders. The committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of shareholders as a whole and not any specific interest group or constituency. The committee will also consider whether the candidate would be “independent” for purposes of Nasdaq and the rules and regulations of the SEC. The committee may from time to time engage the service of a professional search firm to evaluate potential nominees.

Attendance at Annual Shareholder Meetings and Board Meetings

The Company encourages members of the Board to attend the annual meeting of shareholders, but from time to time, other commitments may prevent all directors from attending each meeting. In addition, unlike many other public companies, the Company’s Board of Directors does not have a regularly scheduled meeting following the Company’s annual meeting of shareholders. Messrs. Crandell, DeLoach and Kerns attended the most recent annual meeting of shareholders, which was held on June 8, 2004.

In 2004, the Board of Directors held seven meetings, the Compensation Committee held six meetings, the Audit Committee held five meetings and the Nominating Committee held two meetings. During 2004, each director attended at least 75% of the meetings of the Board and of the respective committees on which he served. The Executive Committee did not meet, as matters typically dealt with by this Committee were considered by the full Board of Directors. The Company’s directors receive an initial annual grant of options to purchase 20,000 Common Shares and an annual grant of options to purchase 10,000 Common Shares thereafter. The Chairman of the Audit Committee receives an annual grant option to 5,000 Common Shares. The Company’s directors do not receive any other compensation for serving as directors or attending Board of Directors or committee meetings, except reimbursement for out-of-pocket expenses.

Shareholder Communications

Shareholders may send communications to board members by sending a communication to the board and/or a particular board member in care of the Corporate Secretary of the Company at One Tower Lane, 28th Floor, Oakbrook Terrace, IL 60181. Communications intended for non-management directors should also be sent in care of the Corporate Secretary at the address listed above. All communications will then be forwarded by the Corporate Secretary to the appropriate Board members.

Code of Ethics

The Company adopted a Code of Ethics that applies to all executive officers, directors and employees. The Code of Ethics defines each individual’s obligations when representing the Company. The Company’s Code of Ethics is available on the Company’s website at www.apropos.com or free of charge upon written request to Apropos Technology, Inc. at One Tower Lane, 28th Floor, Oakbrook, Terrace, IL 60181, Attention: Secretary.

Compensation Committee Interlocks and Insider Participation

During 2004, no executive officer of the Company served on the Board of Directors or compensation committee of any other company with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2004, and no member of the Compensation Committee was formerly an officer of the Company.

Securities Beneficially Owned by Principal Shareholders and Management

Set forth below, as of April 1, 2005, are the beneficial holdings of: each person known by the Company to own beneficially more than 5% of the outstanding Common Shares of the Company based on the Company’s review of the most recent Schedules 13D and 13G filed with the Securities and Exchange Commission, each director, the executive officers listed in the Summary Compensation Table below, and all executive officers and directors as a group. Except as set forth below, the address for each person or group is the Company’s Oakbrook Terrace address.

Name	Amount and nature of beneficial ownership(1)	Percent of class
ARCH Venture Fund III., L.P.(2) 8725 W. Higgins Road, Suite 290 Chicago, IL 60631	2,576,205	14.4%
Valor Capital Management L.P.(3)(4) 200 Park Avenue, Suite 3900 New York, NY 10166	5,321,169	29.8%
Patrick K. Brady(3)(5) 567 Deer Path Road Glen Ellyn, IL 60137	5,321,169	29.8%
William W. Bach(3)(6) 532 S. Ashland Avenue La Grange, IL 60525	5,321,169	29.8%
Dimensional Fund Advisors Inc.(7) 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	1,153,976	6.5%
TK Associates, LLC(8) 10 Locke Road, Waban, MA 02468	909,700	5.1%
David E. McCrabb Jr.	0	*
Francis J. Leonard(9)	105,905	*
Richard W. Cotter	0	*
Kenneth D. Barwick(10)	37,500	*
David N. Campbell(11)	37,500	*
Keith L. Crandell(12)	2,628,071	14.7%
Donald A. DeLoach (13)	46,250	*
Stephen E. Webb (14)	18,750	*
John M. Kratky, III(3)(4)	5,321,169	29.8%
Steven M. Capelli	0	*
Kevin G. Kerns	0	*
Jeffry Finochiaro	0	*
All executive officers and directors as a group (10 persons)(15)	8,175,145	39.1%

*                    Less than 1%.

(1)   Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)   Consists of 1,412,133 shares of Common Shares held by ARCH Venture Fund II, L.P. and 142,002 shares of Common Stock held by ARCH Parallel Fund, L.P. and warrants to purchase 27,046 shares.

(3)   Patrick Brady, Catherine R. Brady, Brady Family Limited Partnership, Valor Capital Management, L.P., Kratky Management, LLC, John M. Kratky III (a director of the Company), William W. Bach and Bach Family LP are part of a group as set forth in the Schedule 13D filed with the Securities and Exchange Commission dated March 5, 2003 as amended by the Schedule 13D/A filed with the Securities and Exchange Commission dated April 18, 2003, pursuant to which this information is based.

(4)   Kratky Management, LLC is the general partner of Valor Capital Management L.P. and John M. Kratky III is the Managing Member of Kratky Management, LLC. Valor Capital Management, L.P., Kratky Management, LLC and John M. Kratky III share voting and dispositive power over 2,542,300 Common Shares. Also includes 20,000 Common Shares owned by Mrs. Kratky, for which Mr. Kratky disclaims beneficial ownership.

(5)   Includes 1,155,984 Common Shares as to which Mr. Brady has sole voting and dispositive power and 612,110 Common Shares owned by Mr. Brady’s spouse, for which Mr. Brady disclaims beneficial ownership. Also includes 525,000 Common Shares held in the name of the Brady Family Limited Partnership.

(6)   Includes 430,775 Common Shares as to which Mr. Bach has sole voting and dispositive power and also includes 35,000 Common Shares owned by Bach Family L.P., for which Mr. Bach disclaims beneficial ownership.

(7)   Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Issuer described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities listed in this table are owned by the Funds.

(8)   Represents Common Shares owned by the advisory clients of TK Associates, LLC.

(9)   Includes 95,905 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(10) Includes 37,500 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(11) Includes 37,500 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(12) Includes 2,549,159 Common Shares and warrants to purchase 27,046 Common Shares owned by ARCH Venture Fund III, L.P. and its affiliates, of which Mr. Crandell is a principal. Mr. Crandell disclaims beneficial ownership of these shares. Also includes 29,167 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(13) Includes 46,250 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(14) Includes 18,750 Common Shares that may be acquired pursuant to options exercisable within sixty days.

(15) The total number of Common Shares for executive officers, directors and nominees as a group is shown after eliminating duplication within the table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain executive officers, and persons who own more than 10% of the Company’s Common Shares (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by the Company and written representations from the directors and officers that no other reports were required, the Company believes that with respect to the year ended December 31, 2004, all Reporting Persons complied with all applicable filing requirements, with the exception of the following: a late filing on Form 4 made by William W. Bach on December 7, 2004 relating to sale of Common Shares that occurred on December 2, 2004; and a late filing on Form 4 for Richard W. Cotter on August 16, 2004 relating to the grant of an option to purchase Common Shares on August 23, 2004.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the last three fiscal years of those persons who were, at December 31, 2004, (i) the chief executive officer (ii) the other executive officers of the Company and (iii) Messrs. Kerns and Finochiaro for whom disclosure is required under SEC rules even though their employment as an executive officer of the Company terminated before the end of 2004 (collectively, the “Named Officers”).

		Annual compensation			Long-term compensation
Name and principal position	Year	Salary($)	Bonus($)(1)	Other($)	Securities underlying Options(#)	Other($)	All other compensation($)
David E. McCrabb, Jr.(2)	2004	112,500	100,000	—	—	—	—
President and CEO
Francis J. Leonard(3)	2004	196,967	52,500	—	20,000	6,483	—
Chief Financial Officer	2003	186,042	—	—	35,000	6,342	—
	2002	187,917	17,500	—	33,404	4,654	—
Richard W. Cotter(4)	2004	163,094	—	—	125,000	—	—
Senior Vice President, Sales
Kevin G. Kerns(5)	2004	172,500	52,500	57,500	30,000	—	245,672
Former President and CEO	2003	220,417	—	—	344,401	—	—
	2002	210,000	—	—	21,276	—	465,250
Jeffry Finochiaro(6)	2004	168,289	—	—	42,500	—	—
Former Senior Vice President,	2003	276,275	—	—	35,000	—	—
Sales and Services, Americas	2002	199,769	119,819	—	125,000	—	—

(1)    The amounts shown under the Bonus column represent cash bonuses earned for the indicated fiscal years.

(2)    Mr. McCrabb joined the Company in August 2004.

(3)    Mr. Leonard’s other long-term compensation includes the value of vested stock granted to him in July 2000.

(4)    Mr. Cotter joined the Company in August 2004. Mr. Cotter’s salary includes $91,844 in sales commissions.

(5)    Mr. Kerns’ other annual compensation for 2004 represents his cash severance package. Mr. Kerns’ other compensation for 2004 represents the value of certain options for which the vesting period was accelerated as part of his severance package. Mr. Kerns’ other compensation for 2002 is for the loan termination related to a prior loan from the Company. Mr. Kerns’ employment with the Company was terminated on September 30, 2004.

(6)    Mr. Finochiaro joined the Company in January 2002. Mr. Finochairo’s salary includes $54,000, $71,250 and $0 in sales commissions for 2004, 2003 and 2002, respectively. Mr. Finochairo’s employment with the Company was terminated on July 9, 2004.

Options Granted During 2004

The following table contains information concerning the Company’s grant of stock options to the Named Officers in 2004. Potential realizable value is presented net of the option exercise price, but before any Federal or state income taxes associated with exercise, and is calculated assuming that the fair market value on the date of the grant appreciates at the indicated annual rates, compounded annually, for the ten-year term of the option. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company’s estimate or projection of future increases in the price of the Company’s Common Shares. Actual gains will depend on the future performance of the Company’s Common Shares and the option holder’s continued employment throughout the vesting period. The amounts reflected in the following table may not be achieved.

Individual Grants					Potential realizable value at assumed
	Number of securities underlying options	Percent of total options granted to employees in	Exercise or base		annual rates of share price appreciation for option term($)
Name	granted(#)	fiscal year	price($/Sh)	Expiration date	5%	10%
David E. McCrabb, Jr.	0	0.0%	—	—	0	0
Francis J. Leonard	20,000	2.9%	3.64	January 29, 2014	20,113	44,445
Richard W. Cotter	125,000	18.0%	2.93	August 15, 2014	101,188	223,599
Kevin G. Kerns	30,000	4.3%	3.64	January 29, 2014	30,170	66,668
Jeffry Finochiaro	42,500	6.1%	3.76	March 31, 2014	44,129	97,514

Options Exercised During 2004 and Options Values at December 31, 2004

The following table contains information regarding options exercised during 2004 and unexercised options held at December 31, 2004, by the Named Officers.

	Shares acquired		Number of unexercised options at December 31, 2004(#)	Value of unexercised in- the-money options at December 31, 2004($)(1)
Name	on exercise(#)	Value realized($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable
David E. McCrabb, Jr.	0	0	0/0	0/0
Francis J. Leonard	40,000	139,156	123,405/44,999	155,237/56,231
Richard W. Cotter	0	0	0/125,000	0/60,000
Kevin G. Kerns	331,285	577,370	114,800/0	247,968/0
Jeffry Finochiaro	83,933	156,792	0/0	0/0

(1)          The “Value received” represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes that may have been owed.

(2)          Based on the closing price of the Company’s Common Shares as reported on the NASDAQ National Market on December 31, 2004.

Employment Contracts

On November 27, 2002, the Company entered into an employment agreement with Frank Leonard, the Chief Financial Officer of the Company, which expires on November 27, 2006. Mr. Leonard currently receives an annual base salary of $190,000 per year and is entitled to receive an annual bonus of up to 35% of his base salary based on criteria set by the President of the Company and approved by the Compensation Committee. If Mr. Leonard is terminated by the Company without cause, or Mr. Leonard terminates the employment agreement within three months of a material reduction in his salary or benefits or a material change in his responsibilities, then Mr. Leonard will receive severance pay equal to twelve months base salary.

On April 19, 2005, the Company entered into an employment agreement with Dick Cotter, the Senior Vice President of Sales, which expires on August 15, 2008. Mr. Cotter currently receives an annual base salary of $190,000 per year and is entitled to receive an annual bonus of up to $210,000 based on reaching revenue and financial criteria set by the President of the Company and approved by the Compensation Committee. If Mr. Cotter is terminated by the Company without cause, or Mr. Cotter terminates the employment agreement within six months of a change of control or within three months of a material reduction in his salary or benefits or a material change in his responsibilities, then Mr. Cotter will receive severance pay equal to nine months base salary.

In connection with the employment agreements, each of the officers entered into a noncompetition, nondisclosure and developments agreement with the Company. The nondisclosure provisions in these agreements continue indefinitely after termination of employment. The terms of duration of the noncompetition and nonsolicitation provisions are as set forth in the agreements. Each agreement also provides that the officer assigns to the Company any and all right to any intellectual property designed or developed by the officer during his or her period of employment except in specified circumstances.

Transactions with Related Parties

During 2003, the Company paid $30,000 for services provided by Innovation Advisors, an investment banking firm, to assist the Company in analyzing business development opportunities. No payments were made in 2004. The engagement was terminated in April 2004. David N. Campbell is the Managing Director of Innovation Advisors.

Report of the Compensation Committee

The Report of the Compensation Committee of the Board of Directors and the Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The Compensation Committee reviews, considers and approves changes in the compensation of the Company’s officers. The Committee administers various stock and other compensation related plans provided for the benefit of the Company’s officers, directors and other key managers with the purpose of encouraging the participants to achieve the Company’s performance goals and to align the interests of the participants with the interest of the Company’s shareholders. The Compensation Committee is composed entirely of independent outside directors. There are no Compensation Committee interlocks and there is no insider participation on the Committee. The Committee has provided the following report on executive compensation for inclusion in the Proxy Statement:

Compensation Philosophy

The Company’s executive compensation philosophy has the following objectives:

1.                To provide compensation opportunities competitive with those available at comparable companies in the specific industries in which the Company conducts its businesses and the international marketplace;

2.                To provide the opportunity to earn beyond competitive levels if superior operating performance and shareholder returns are achieved;

3.                To design incentives that balance the need to meet or exceed annual operating plans with the need for long-term business growth and to provide superior shareholder returns;

4.                To provide clear, controllable and measurable objectives for the executives to meet; and

5.                To attract, retain and motivate top caliber executives in each market segment in which the Company competes.

Pay for performance, which is directly linked to both short-term and long-term compensations, is the foundation of the compensation program for the Company’s Chief Executive Officer and other executive officers.

Executive Officer Compensation Program

The Company’s executive officer compensation program is comprised of base salary, short-term incentive compensation, long-term incentive compensation (in the form of stock options) and various benefits, including an employee stock purchase plan and medical benefits, generally available to employees of the Company.

David E. McCrabb, Jr. was hired on an interim basis as President and Chief Executive Officer of the Company on July 30, 2004 at an annual base salary of $300,000 per year. The summary compensation table includes additional information regarding the compensation and benefits paid to Mr. McCrabb. His base salary of $300,000 was continued for 2005 with a potential bonus of $100,000 to $200,000.

Base Salary.   Base salary for the CEO and executive officer group are based on the marketplace value of each position and on individual contributions and performance. The Committee reviews the performance of the CEO and each executive officer annually. Salary increases are based primarily on annual merit reviews. The rates of increase are tied to both individual performance, Company performance and general executive compensation trends.

Annual Management Incentives.   In addition to base salary, the Company’s executives have the opportunity to earn an annual cash bonus. The annual bonus for certain executive officers for fiscal 2004 was based attainment of certain target financial performance goals for the Company. While these financial targets were not met, there were minimum guarantee percentages based on continued employment. The purpose of the annual bonus is to motivate and provide an incentive to management to achieve specific business objectives and initiatives as set forth in the Company’s annual operating plan.

Stock Options.   The Company’s long-term incentive based compensation objectives are achieved principally through the Company’s 2000 Omnibus Incentive Plan under which stock options (both nonqualified and incentive), stock appreciation rights, performance stock, performance units, restricted stock and other stock and cash awards may be issued to directors, officers and key employees. The objectives of the Plan are to align executive and shareholder long-term interests by creating a link between executive compensation and shareholder return and to enable executives and other key employees to develop and maintain a long-term stock ownership position in the Company. Under the Plan, the Compensation Committee determines the identity of recipients and the amount of benefits to be received by each participant. Generally, options are granted at an exercise price equal to the fair market value of the Company’s Common Shares on the date of grant and have ten year terms.

Stock Purchase Plan.   The Company provides for discounted purchases of its Common Shares pursuant to the Company’s Employee Stock Purchase Plan of 2000. The Plan is designed to allow the Company’s eligible employees to purchase shares of the Company’s Common Shares, at semi-annual intervals, through automatic payroll deductions at a discount. The purpose of the Plan is to encourage increased Company stock holdings by executive officers and other employees. The Committee believes this program will provide further incentives to the participants to focus on long-term Company performance and shareholder value.

Benefits.   The Compensation Committee believes that it must offer a competitive benefit program to attract and retain key executives. The Company provides medical, 401(k) profit-sharing and other benefits to its executive officers that are generally available to the Company’s other employees.

Tax Deductibility of Compensation.   Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the CEO and other executive officers to $1 million annually. The Committee does not expect that Section 162(m) will limit the deductibility of compensation expected to be paid by the Company in the foreseeable future. In the event compensation for any of the Company’s executive officers exceeds the $1 million limitation, the Committee will balance the benefits of tax deductibility with its responsibility to hire, retain and motivate executive officers with competitive compensation programs.

Summary.   We believe the compensation programs of Apropos Technology are strategically integrated with its business plan and are properly aligned with shareholders’ best interests. The programs over the past year have placed increased emphasis upon the retention of excellent managers and rewarding them appropriately for results. We continually monitor these programs and change them in recognition of the dynamic, global marketplace in which Apropos Technology competes for talent.

Keith L. Crandell (Chairman)
Kenneth D. Barwick
John M. Kratky III

Audit Committee Report

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent auditors, principal accounting officer and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

With regard to the 2004 audit, the Audit Committee discussed with the Company’s independent auditors the scope, extent and procedures for their audits. Following the completion of the audits, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations and the cooperation received by the auditors during the audit examination

We have reviewed and discussed with senior management the Company’s audited financial statements included in the 2004 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

We have discussed with Grant Thornton LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Grant Thornton LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Grant Thornton LLP and the Company that in their professional judgment may reasonably be thought to bear on independence. Grant Thornton LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2004 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and the Company’s independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

Stephen E. Webb (Chairman)
Donald A. DeLoach
Steven M. Capelli

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

STOCK PERFORMANCE GRAPH

The Stock Price Performance Graph set forth below is a line graph comparing the change in the cumulative total shareholder return on the Company’s Common Shares against the cumulative total return of the Nasdaq Stock Market (U.S.) Index, and the RDG Software Composite Index for the period from February 17, 2000, the date of the Company’s initial public offering of its Common Shares, through December 31, 2004. The graph assumes that the value of the investment in the Company’s Common Shares and in each index was $100 on February 17, 2000, and that all dividends were reinvested. Stock price performance shown in the Stock Performance Graph is historical and not necessarily indicative of future performance.

	Period Ending
Index	2/17/00	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Apropos Technology, Inc.	$100.00	$32.39	$11.14	$6.18	15.82	15.50
Nasdaq Stock Market (U.S.) Index	100.00	54.27	43.04	34.35	51.37	55.87
RDG Software Composite Index	100.00	63.88	54.25	37.90	48.59	57.95

Independent Registered Public Accounting Firm

As previously reported on Form 8-K filed on November 3, 2004, Ernst & Young LLP was dismissed as the Company’s independent public accounting firm, effective upon the filing of the Company’s report on Form 10-Q for the period ended September 30, 2004. The decision to dismiss Ernst & Young LLP was considered and approved by the Board of Directors of the Company upon recommendation of the Audit Committee.

The reports of Ernst & Young LLP on the Company’s consolidated financial statements as of and for each of the fiscal years ended December 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2003 and 2002, and through October 29, 2004, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to Ernst & Young LLP’s satisfaction, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements.

During 2003 and 2002, and through October 29, 2004, there have been no “reportable events” requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K.

Effective October 29, 2004, the Company retained Grant Thornton, LLP to serve as the Company’s principal independent accountants. The engagement was approved by the Board of Directors of the Company upon recommendation of the Audit Committee. During the Company’s two most recent fiscal years ended December 31, 2003 and 2002, and the subsequent interim period through the date of the Company’s appointment of Grant Thornton, LLP on October 29, 2004, neither the Company nor anyone on its behalf consulted with Grant Thornton, LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

The Board of Directors expects that representatives of Grant Thornton LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

Set forth below is a summary of certain fees paid to the Ernst & Young LLP and Grant Thorton LLP for services for the years ended December 31, 2004 and December 31, 2003.

	2004	2003
Audit Fees	$194,500	$182,000
Audit-Related Fees	14,500	18,000
Tax Fees	42,500	61,500
All Other Fees	—	—
Total	$251,500	$261,500

Audit Fees

Audit fees include aggregate fees billed by the Company’s independent firms for professional services rendered in connection with (i) the audit of the Company’s annual financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and (ii) the review of the Company’s quarterly financial statements set forth in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, were approximately $163,000. This category also includes fees paid for required international statutory audits. The Company paid $96,500 to Ernst & Young LLP for audit fees in 2004 and $182,000 in 2003. The Company paid $98,000 to Grant Thornton LLP for audit fees in 2004.

Audit-Related Fees

Audit-related fees include the fees paid in connection with employee benefit plan audits. The Company paid $14,500 to Ernst & Young LLP for audit-related fees in 2004 and $18,000 in 2003. The Company did not pay Grant Thornton LLP for audit-related fees in 2004.

Tax Fees

Tax fees include fees paid in connection with corporate tax compliance, tax advice and tax planning. The Company paid $42,500 were paid to Ernst & Young LLP in 2004 for tax fees and $61,500 in 2003. The Company did not pay Grant Thornton LLP for tax fees in 2004.

All Other Fees

The Company did not incur any other fees for other services rendered by Grant Thornton LLP or Ernst & Young LLP in 2004 or 2003.

The Audit Committee has advised the Company it has determined that the non-audit services rendered by the Company’s independent auditors during the years ended December 31, 2004 and December 31, 2003 are compatible with maintaining the independence of such auditors.

Pre-Approval Policies

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s external auditor. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its external auditor and consider and pre-approve (if appropriate) the provision of certain defined audit and non-audit services. The Audit Committee will also consider and approve (if appropriate) on a case-by-case basis specific engagements that are not otherwise pre-approved. The Audit Committee pre-approved all audit and permitted non-audit services by the Company’s external auditors in 2004 that are required to be pre-approved under the rules of the SEC. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee’s next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its external auditor.

Proposals of Security Holders

A shareholder proposal to be presented at the annual meeting to be held in 2005 must be received at the Company’s executive offices, One Tower Lane, 28th Floor, Oakbrook Terrace, Illinois, 60181, by no later than December 30, 2005, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

Shareholders wishing to present proposals at the annual meeting (but not include them in the proxy statement) are required to notify the Secretary of the Company in writing no less than 90 days nor more than 110 days prior to the first anniversary of the prior year’s meeting unless the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, in which case notice of such proposal must be received by the Company no later than 10 days following the date on which public announcement of the date of such meeting is first made.

Other Matters

The Board of Directors knows of no other proposals which may be presented for action at the annual meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

The Company will provide without charge to any requesting shareholder a copy of its Annual Report on Form 10-K for the year ended December 31, 2004. Written requests for such copies should be addressed to the Secretary, Apropos Technology, Inc., One Tower Lane, 28th Floor, Oakbrook Terrace, Illinois 60181.

Shareholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

By Order of the Board of Directors,

Donald A. DeLoach Chairman of the Board

April 29, 2005

					☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

Class I Director:			Class II Directors:			Class III Director:

	For	Withhold		For	Withhold		For	Withhold
01 - Steven M. Capelli	☐	☐	02 - David N. Campbell	☐	☐	05 - John M. Kratky, III	☐	☐

			03 - Keith L. Crandell	☐	☐

			04 - Stephen E. Webb	☐	☐

2.			In their discretion, the Proxy is authorized to vote on any other matter that may properly come before the meeting or any adjournment thereof.

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
The undersigned hereby revokes any proxy heretofore given and confirms all that said parties, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Please sign and date as name appears hereon. If shares are held jointly or by two or more persons, each shareholder named should sign. Attorneys, executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box				Signature 2 - Please keep signature within the box Date		(mm/dd/yyyy)
						/	/

				1UPX HHH PPPP		005649

001CD40001                         00FDRA

Proxy - Apropos Technology, Inc.

This proxy is solicited on behalf of the board of directors for the annual meeting on June 8, 2005.

The undersigned hereby makes, constitutes and appoints Donald A. DeLoach and Francis J. Leonard and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Apropos Technology, Inc., to be held at the Company’s headquarters at One Tower Lane, 28th Floor, Oakbrook Terrace, IL 60181, on June 8, 2005 at 10:00 A.M. (Local Time), or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED “FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW.

THANK YOU FOR VOTING YOUR SHARES
YOUR VOTE IS IMPORTANT!

(continued and to be signed on other side)